Luxfer Declares Increased Quarterly Dividend
and Appoints New Board Chair

MILWAUKEE, Wisconsin – (BUSINESS WIRE) – Luxfer Holdings PLC (NYSE: LXFR) (“Luxfer” or the “Company”), a global industrial company innovating niche applications in materials engineering, today announced that its Board of Directors has declared a quarterly cash dividend of 13 cents per ordinary share, a 4% increase compared to the prior quarterly dividend of 12.5 cents per ordinary share.

The new quarterly dividend rate equates to 52 cents per ordinary share on an annualized basis, compared to 50 cents previously. The next quarterly dividend is payable on May 4, 2022, to shareholders of record on April 14, 2022.

“Luxfer continued to deliver strong financial results in 2021, returning approximately $20 million to shareholders in the fiscal year. This dividend increase demonstrates our confidence in the ongoing earnings power of the Company, as well as our sustained commitment to returning capital to shareholders,” said Alok Maskara, Chief Executive Officer.

All holders of NYSE-listed ordinary shares will be paid in U.S. dollars through the Company’s dividend disbursing agent.

For holders of ordinary shares not directly listed on the NYSE, the dividend will be paid directly by the Company. Payment will be made in U.S. dollars, but holders of ordinary shares can elect to receive their dividend payment in respect of those ordinary shares in pounds sterling. If a holder of ordinary shares has previously requested and received a dividend in pounds sterling, the holder will receive this dividend payable on May 4, 2022, in pounds sterling, unless a written election to change the payment currency is received by the Company Secretary by April 13, 2022. Holders of ordinary shares electing to receive their dividend in pounds sterling will have the U.S. dollar amount converted to pounds sterling at the spot rate reported in the Financial Times for the record date.

The Company also announced that Patrick Mullen, current Non-Executive Director of Luxfer, has been appointed Board Chair. Mr. Mullen will succeed David Landless, who has served as Board Chair for the past three years. As previously announced, Mr. Landless will not seek re-election at the Company’s 2022 Annual General Meeting of Shareholders, in accordance with the Company’s Corporate Governance Guidelines, which advise retirement of Directors after nine years of service.

“I am honored to take on the role of Board Chair at such an exciting time for Luxfer,” said Patrick Mullen, Board Chair Designate. “I look forward to working closely with my fellow Directors and the Executive Leadership Team to continue driving Luxfer’s long-term strategy and, in turn, delivering greater value to shareholders.”

Mr. Mullen was appointed a Non-Executive Director in September 2021 and serves as a member of the Remuneration Committee and the Nominating and Governance Committee. With more than 30 years of global industrial experience, Mr. Mullen formerly served as President and CEO of Chicago Bridge & Iron Company (“CB&I”), an engineering, procurement, and construction company. Prior to his 20 years at CB&I, he spent 12 years with Honeywell’s UOP division. He has served on the boards of CB&I, Vectren, the National Safety Council, and Chevron Lummus Global. From 2014 to 2020, Mr. Mullen served as a member of the National Association of Corporate Directors and was a Board Leadership Fellow in 2019. He earned his Bachelor of Science degree in Chemical Engineering from the University of Notre Dame and his Master of Business Administration degree from the Kellogg Graduate School of Management at Northwestern University.

About Luxfer Holdings PLC
Luxfer is a global industrial company innovating niche applications in materials engineering. Using its broad array of proprietary technologies, Luxfer focuses on value creation, customer satisfaction, and demanding applications where technical know-how and manufacturing expertise combine to deliver a superior product. Luxfer’s high-performance materials, components, and high-pressure gas containment devices are used in defense and emergency response, healthcare, transportation, and general industrial applications. For more information, please visit www.luxfer.com.

Luxfer is listed on the New York Stock Exchange and its ordinary shares are traded under the symbol LXFR.

Contact Information
Michael Gaiden
Vice President of Investor Relations
+1 (414) 982-1663
Investor.Relations@luxfer.com